Calculation of Filing Fee Tables
S-8
SILGAN HOLDINGS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	4,000,000	$ 41.59	$ 166,360,000.00	0.0001381	$ 22,974.32
Total Offering Amounts:						$ 166,360,000.00		$ 22,974.32
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 22,974.32
Offering Note
[1]	The amount of securities registered consists of 4,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), of Silgan Holdings Inc. that may become issuable under the Silgan Holdings Inc. Second Amended and Restated 2004 Stock Incentive Plan (as amended, the "Plan"). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional shares of Common Stock of Silgan Holdings Inc. that may from time to time be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions. The Fee Calculation Rules are Rules 457(c) and 457(h) of the Securities Act. The Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and is based upon the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on June 22, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources